EXHIBIT 11

                  DATAKEY, INC. AND SUBSDIDIARY
                  COMPUTATION RE: EARNINGS PER SHARE
                           (UNAUDITED)
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                                                      Three Months Ended            Six Months Ended
                                                      July 1,      July 2,         July 1,     July 2,
                                                       1995         1994            1995        1994
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Earnings
     Net Income(loss)                             $    17,763   ($  158,490)   $    99,392   ($  250,399)

Primary Earnings(Loss) Per Share
     Shares:
     Weighted average number of common
        shares outstanding                          2,829,570     2,829,070      2,829,570     2,829,070
     Assuming conversion of preferred stock           150,000             0        150,000             0
     Assuming exercise of options and warrants
        reduced by the number of shares which
        could have been purchased with the
        proceeds  from  exercise of such
        options and warrants (treasury stock
        method) using average market price              2,744             0          1,060             0

         Weighted average number of
             common and common equivalent
             shares outstanding                     2,982,314     2,829,070      2,980,630     2,829,070

Primary Earnings (Loss) Per share                 $      0.01   ($     0.06)   $      0.03   ($     0.09)

Fully Diluted Earnings(Loss) Per Share
     Shares:
     Weighted average number of common
        shares outstanding                          2,829,570     2,829,070      2,829,570     2,829,070
     Assuming conversion of preferred stock           150,000             0        150,000             0
     Assuming exercise of options and warrants
        reduced by the number of shares which
        would have been purchased with the
        proceeds from exercise of such
        options and warrants (treasury stock
        method) using the higher of the
        average market price or the ending
        market price or the ending market price         6,697             0          6,697             0

         Weighted average number of
             common and common equivalent
             shares outstanding                     2,986,267     2,829,070      2,986,267     2,829,070

Fully Diluted Earnings(Loss) Per Share            $      0.01   ($     0.06)   $      0.03   ($     0.09)

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